UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 1 )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

FIRST FINANCIAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

FIRST FINANCIAL
CORPORATION
One First Financial Plaza
Terre Haute, IN 47807
DONALD E. SMITH
Chairman
(812) 238-6377
April 2, 2008
Dear Shareholder:
On or about March 26, 2008, we mailed to you a Notice of Annual Meeting of Shareholders of First Financial Corporation and a related Proxy Statement. This letter is being furnished to you as a supplement to the Proxy Statement and is intended to amend certain disclosures in the Proxy Statement as described below. This letter should be read together with the Proxy Statement.
The information for Messrs. Carty, White and Clary set forth in the table on page 16 of the Proxy Statement is deleted in its entirety and replaced with the following:

Termination by
Corporation
Without Cause,
			by Executive for	Termination	Amounts
			Good Reason or	Within 12	Payable Under
			Within 12 Months	Months After	Internal Revenue
		Termination	After Change	Change in	Code Section
		due to	in Control	Control	280G Gross Up
		Retirement	(Employment	(2005 Plan)	Provisions
Name	Plan Name	($)	Agreement)($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)
Michael A. Carty	2005 LTIP	—	$554,500		—

Richard O. White	2005 LTIP	—	$525,690		—

Thomas S. Clary	2005 LTIP	—	$367,352		—
Your vote is very important. Even if you do not plan to attend the meeting in person, it is important that your shares be represented. You may use the proxy card enclosed with the Proxy Statement to vote your shares. If you have already voted your shares, you do not need to vote again.
Sincerely,
(s) Donald E. Smith
Chairman of the Board and President